Filed pursuant to Rule 424(b)(3)
Registration No. 333-261399
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated December 10, 2021)

Rockley Photonics Holdings Limited
Up to 7,785,560 Ordinary Shares

This prospectus supplement supplements the prospectus dated December 10, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261399). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time of up to 7,785,560 ordinary shares, nominal value $0.000004026575398 per share, of Rockley Photonics Holdings Limited, a Cayman Islands exempted company, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling shareholder.
The ordinary shares being offered by the selling shareholder may be issued pursuant to the purchase agreement dated November 15, 2021 that we entered into with Lincoln Park. See “The Lincoln Park Transaction” in the Prospectus for a description of that agreement and “Selling Shareholder” in the Prospectus for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
We are not selling any securities under the Prospectus or this prospectus supplement and will not receive any of the proceeds from the sale of shares by the selling shareholder.
The selling shareholder may sell the ordinary shares described in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. See “Plan of Distribution” in the Prospectus for more information about how the selling shareholder may sell the ordinary shares being registered pursuant to the Prospectus or this prospectus supplement. The selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “RKLY.” On December 17, 2021, the closing price of our Ordinary Shares was $5.34 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 10 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 20, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 16, 2021
____________________________

Rockley Photonics Holdings Limited
(Exact name of registrant as specified in its charter)
 ____________________________

Cayman Islands	001-40735	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom (Address of principal executive offices)		WA14 2DT (Zip Code)
+44 (0) 1865 292017
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
 ____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Ordinary shares, $0.000004026575398 par value per share	RKLY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one ordinary share at an exercise price of $11.50 per share	RKLY.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2021, the Board of Directors (the “Board”) of Rockley Photonics Holdings Limited (the “Company”), upon recommendation by the Company’s Compensation Committee and advice of its independent compensation consultant, approved an award to Dr. Andrew Rickman, OBE, the Company’s Chairman and Chief Executive Officer, with an aggregate value of $4.5 million (the “Award”), a portion of which will be paid in cash and a portion of which will be paid in the form of a restricted stock unit (“RSU”) award. The Award was approved in recognition of Dr. Rickman’s extraordinary services and contributions to the completion of the business combination transaction between the Company, SC Health Corporation, Rockley Photonics Limited, and Rockley Mergersub Limited (the “Business Combination”), including but not limited to the commitment to the Company that Dr. Rickman demonstrated by entering into an agreement whereby he pledged 6.0 million of his personally held ordinary shares in connection with the Company’s PIPE financing which was completed concurrently with the Business Combination, thereby undertaking significant personal risk, while also continuing to lead the Company’s business forward. Dr. Rickman recused himself from the Board’s consideration and approval of the Award, which was approved by the independent directors of the Company acting as a group.

The Award is structured as follows:

(a) A cash payment of $1.5 million, subject to applicable withholdings, to be paid prior to the end of 2021.

(b) An RSU award for 574,713 ordinary shares of the Company, which was determined by dividing $3.0 million by the Company’s closing stock price on December 16, 2021. The RSU award will vest over three years in three equal annual installments following December 16, 2021, subject to Dr. Rickman’s continued service with the Company. The Board determined that applying a retention and incentive element to the RSU award was beneficial and aligned Dr. Rickman’s interests with those of Rockley’s stockholders. The RSU award was granted pursuant to the terms of the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan (the “Plan”) and shall be governed by the Company’s standard form of RSU award agreement under the Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockley Photonics Holdings Limited

Date:	December 20, 2021	By:	/s/ Mahesh Karanth
		Name:	Mahesh Karanth
		Title:	Chief Financial Officer